I N T E R L E U K I N G E N E T I C S Page 1 Transforming Inflammation Management Making Genetic Insights Actionable Interleukin Genetics Investor Overview June 2016 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333 - 211361 Dated June 7, 2016

I N T E R L E U K I N G E N E T I C S Page 2 Safe Harbor This presentation may contain forward - looking statements. These statements reflect our current views with respect to future events and actual results could differ materially from those projected in the forward - looking statements. Factors that could cause actual results to differ are discussed in Interleukin’s Annual Report on Form 10 - K for the year ended December 31, 2015 and in our subsequent reports on Form 10 - Q and Form 8 - K. These reports are available on our website at www.ilgenetics.com in the “Investors - SEC Filings” section. Interleukin undertakes no obligation to publicly update forward - looking statements, whether because of new information, future events or otherwise, except as required by law . We have filed a Registration Statement on Form S - 1 with the SEC, as amended on June 7, 2016, including a preliminary prospectus dated June 7, 2016 (the “Preliminary Prospectus”), with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling (212) 356 - 0500 or by e - mailing placements@hcwco.com .

I N T E R L E U K I N G E N E T I C S Page 3 About This Free Writing Prospectus • This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof. • This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. • Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. • This presentation includes industry and market data that we obtained from industry publications and journals, third - party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

Offering Summary

Funding Goal of $15 Million

- **Expected to fund Interleukin into the future**
  - Historical (2015 - Q1 2016) burn rate ~ $550-600k per month
  - Expect to move toward profitability as revenue ramps up
- **Use of Proceeds**
  - Expand commercial capabilities; Sales team, Marketing, Digital Health platform
  - Further evidence building; e.g. patient engagement study
  - General corporate purposes
- **Current capitalization**

Common Stock	173,029,840
Common Stock Warrants	88,301,079
Common Stock Options	22,089,527
Total Fully Diluted Shares	**283,420,446**

- **Uplisting to NASDAQ**; intended to occur in parallel with financing

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INTERLEUKIN GENETICS

I N T E R L E U K I N G E N E T I C S Page 5 Corporate Snapshot • Digital health platform to drive actionable insights • State - of - the art capabilities, with a CLIA - certified laboratory • Boston metro area headquarters • Founded in 1999; 17 employees • OTCQB: ILIU • Market Capitalization: $25.9MM (1) • Cash: $2.9MM (2) • New management team with track record of success • Leading institutional investors: Bay City, NEA (1) at 5/31/2016 (2) at 3/31/2016 Molecular diagnostics company developing and commercializing novel genetic tests to enhance prevention and to guide treatment of inflammatory mediated diseases.

Interleukin Genetics Value Drivers

Making Genetic Insights Actionable

Important Clinical Need

SYSTEMIC INFLAMMATION

- Systemic inflammation drives serious chronic diseases like CVD, diabetes and periodontitis
- IL-1 genetics key component

Actionable Solutions

GENETIC ASSESSMENT

- Turnkey program to manage inflammation through targeted dental care
- Leveraging digital health platform into diabetes disease management
- Test portfolio for CVD, osteoarthritis, other inflammatory diseases

Compelling Value

Up to 8%

Annual Savings on Corporate Medical Plan

SAVINGS POTENTIAL

- Potential savings up to 8% of medical spending
- 20 peer reviewed studies, 5 meta analyses

Focused Strategy

DRIVE DEMAND

- Selling focused on large employers and payers who can monetize savings from medical costs
- New business momentum validates business model

Leaders in IL-1 Biology

UNIQUE GENETIC TESTS

- Proprietary assays and algorithms
- Broad IP
- World class Scientific Advisory Board

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I N T E R L E U K I N G E N E T I C S Page 7 Accomplished Leadership Team Mark Carbeau Chief Executive Officer Ken Kornman , DDS, PhD President and Chief Scientific Officer Steve DiPalma Chief Financial Officer Joe Zack Chief Commercial Officer Lynn Doucette, PhD Vice President Development and Clinical Operations

Inflammation: A Driving Force in Chronic Diseases
Accounts for ~83% of Healthcare Costs in U.S.

IL-1 pathway involved in all these conditions


INFLAMMATION
Chronic Periodontitis
Cardiovascular Disease
Obesity
Metabolic Syndrome
Rheumatoid Arthritis
Diabetes
Adverse Pregnancy Outcomes
Chronic Kidney Disease

Source: Gerteis J et al. Multiple Chronic Conditions Chartbook. http://www.ahrq.gov/professionals/prevention-chronic-care/decision/mcc/mccchartbook.pdf. AHRQ Publications No. Q14-0038, Rockville, MD: Agency for Healthcare Research and Quality; 2014. Accessed November 18, 2014.

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Interleukin-1 Regulates Inflammatory Cascades



Bacterial pathogens or injury challenges to any tissue
Immediate response genes
Activation of preformed mediators: Lipids, complement, histamine, kinins, etc
TNFα
IL-1
2nd wave cytokines
IL-6
IL-10
IL-8
Pancreas
Decreased Beta cell function
Loss of Beta cells
Mesenchymal Cells
Bone resorption
Connective tissue remodeling
Muscle catabolism
Epithelial Cells
Prostaglandin & Leukotriene release
Recruit & activate white blood cells
Acute Phase Proteins: C-reactive protein (CRP) Fibrinogen, IL-1Ra
Insulin resistance
Bone and soft tissue remodeling
Inflammation

INTERLEUKIN GENETICS

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Managing Inflammation Makes a Difference

Impacts Onset	Impacts Severity	Impacts Progression
Increased systemic inflammatory burden contributes to the prevalence of multiple chronic diseases: **+40%** Diabetes **+40%** Stroke **+30%** Coronary artery disease *Source:* Dregan et al. 2014 (N=27,358)	**+ 2x Risk** for Cardiovascular disease. More than twice the incidence of severe periodontitis in CVD highest risk cohort. (CRP >3 mg/L) *Source:* Noack, Genco et al. 2001	Reduction in inflammation prevents first and second cardiovascular events. Effect was demonstrated to be independent of cholesterol lowering. *Source:* Ridker et al. 2009 (*P*<0.0001) Reduction in inflammation improves glycemic control in Type 2 diabetes. *Sources:* Larsen et al. 2009a,b; Cavelti-Weder et al. 2012; Sloan-Lancaster et al 2013; Ramos-Zavala et al. 2011

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I N T E R L E U K I N G E N E T I C S Page 11 Ticking Time Bombs Under - diagnosed and Under - managed Inflammatory - Mediated Diseases Inflammatory Disease US Prevalence (millions) Sources: JAMA (2014), CDC (2010 & 2013), National Statistical Report (2014) ` 0 20 40 60 80 100 120 140 Prevalance Underdiagnosed Obesity Periodontis Diabetes - Type 2 Pre - diabetes Chronic Kidney Disease Coronary Artery Disease Stroke 78.6m 64.7m 49.9m 115.4m 33.3m 18m 6.5m

I N T E R L E U K I N G E N E T I C S Page 12 Identify high - risk patients via simple cheek swab Communicate results to patients through healthcare professional (HCP) Provide tools to educate high - risk patients and HCPs who manage their care Educating Your Patients: Genetic Risk for Chronic Periodontitis Assess Genetic Risk Individualize Care Plans Drive Engagement Turnkey Program Targets Chronic Inflammation and Drives Behavioral Change

Unexpected Connection, Surprising Impact

Dental Intervention Provides Practical Access To Reduce Inflammation



- Dental cleanings of patients with gingivitis reduce blood CRP[1] level by 69%
- Intensive dental treatment of moderate to severe periodontitis reduces CRP by 20% to 39% in three independent studies
- In patients with Type 2 diabetes, treatment of periodontitis reduces:
  - CRP by a mean of 1.28 mg/L
  - HbA1c[2] levels by 0.36%
    - ***Effect equivalent to adding second drug treatment***

[1]C-Reactive Protein (CRP) is an important marker of inflammation
[2]Hemoglobin (Hb) A1c is an important marker of blood sugar control

Sources:
Paraskevas 2008; *P*<0.001.
Artese et al. 2015; *P*<0.0001, meta-analysis.
Jayaprakash et al. 2014; small study, *P*<0.001.
Engebretson and Kocher 2013; meta-analysis.

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Targeted Dental Care Decreases Costs
A Powerful Leverage Point

Savings in Medical Costs* (per patient annually)

⬇ $2,840	Diabetes
⬇ $1,090	Coronary Artery
⬇ $5,681	Stroke
⬇ $2,433	Pregnancy Complications

Investment (per person)

$200	Identify Inflammation Risk (one time)
$80-$160	Dental Cleanings (annually)



Potential Health Plan Savings of up to 8%*

Reduction in medical costs established in study of 338,000 patients

*Mean savings over 4 years comparing appropriately treated and untreated periodontitis patients; does not include reductions in dental care cost. (*Source:* Jeffcoat et al. *AJPM*. 2014).

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Digital Health Engagement Tools To Ensure Impact

Audience	Communication Objectives and Tools	Impact
Employer	Build awareness and drive test adoption website · poster · video · letters · emails	• Implemented genetic testing for employees and family • Identified high-risk employees and family members
Dental Office	Inform, educate, and empower dental staff website · video · emails	• Improved detection, surveillance, management of inflammatory disease • Optimized number of dental visits
At-risk Employees	Deliver health info, appointment reminders website · letters · emails · SMS text	• Heightened awareness of inflammatory risks • Increased engagement and adherence, leading to improved lifestyle behaviors

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I N T E R L E U K I N G E N E T I C S Page 16 Large Market Potential with Attractive Margins Executing on Base Business Significant market potential… 170MM Adults with Dental Coverage 45MM Employed by Large Companies Addressable Market Target Market …with attractive returns Robust gross margins: 80 - 85% at scale Low cost to serve: Low variable costs with digital health tools Efficient sales process: Demand generated through points of aggregation • Employers, carriers Testing Engagement Subscription $1B $9B

I N T E R L E U K I N G E N E T I C S Page 17 Large Employers Offer Immediate Access Executing Sales Strategy To Provide Early Traction Potential Revenue Yield Illustration 30,000 Eligible 25,000 employees x 1.2 factor (adult dependents) 9,000 Tested 30% potential conversion to testing $200 Revenue per test $1,800,000 Potential revenue realization from 25,000 employees Target early adopters with self - insured and “Captive” plans Early traction with regional partners will be leveraged with larger partners Focus on companies of 500 or more employees Market Landscape Channel Partner Examples Sales Process Size # Firms # EEs 2500+ 1,400 8M 500 - 2499 14,600 32M 100 - 499 141,000 35M <100 6.8M 67M Indian Health 5M Marsh & McLennan Aon Willis Group USI Holdings William Gallagher Regional / local Active Target Qualify Close

I N T E R L E U K I N G E N E T I C S Page 18 Carriers Accelerate Adoption Longer Sales Cycle; Larger Opportunity Potential Revenue Yield Illustration 10,000,000 Total Covered Lives 25% Carrier targets sales efforts to one quarter of accounts 30% Penetration into Targeted accounts 30% Potential testing level for eligible employees and dependents $200 Revenue per test $45,000,000 Potential revenue realization from 10 million Covered Lives Market Landscape Sales Process (Single Carrier) • Pilot involves 4 - 5 small employers from Carrier’s book of business • Limited Market Test is a regional roll - out after a successful Pilot • Full Rollout assumes 25% of the Carrier’s total book of business is targeted (1) Dental - Medical Integration (2) Integrated Delivery Networks United Healthcare Anthem Aetna Humana Cigna 70 60 20 16 14 Kaiser Intermountain Health Veterans Administration 9 1 8 Carriers with DMI (1) Covered Lives (MM) IDN Examples (2) Full Rollout Year 1 Year 2 Year 3 1 - 5 k 10 - 50 k 100 - 250k tests Pilot Limited Market Test

Leveraging Data Assets and Patient Relationships

Diabetes Disease Management a Smart Starting Point

Potential Sources of Value in Disease Management

- Patient relationship and access
- Patient behavioral insights
- Genetic risk stratification
- Oral health status
- Dental care team access

Diabetes a strong fit

- Substantial role of IL-1 in onset and management of Type 2 diabetes
- Patients have complicated lifestyle
- Well established potential partners

Potential Partnerships:

- **Diabetes therapeutics companies**
- **Diabetes disease management companies**

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I N T E R L E U K I N G E N E T I C S Page 20 Leveraging Our IL - 1 Genetics Platform Potential To Facilitate Precision Medicine in Inflammation Opportunities to expand IG impact on clinical management of inflammation in the long term IL - 1 Platform Multiple Clinical Indications Cardiovascular Disease Osteoarthritis Rheumatoid Arthritis Chronic Kidney Disease Clinical Testing • Exploring partnerships with other Diagnostics companies in relevant clinical areas Companion Diagnostics • 28 IL - 1 blocking compounds in development • In discussions with sponsor companies

Firms Actively Developing IL-1 Blocking Drugs

Expensive Treatments - Prospects for Companion Dx

Company	Indication	Development Phase
Amgen[1]	Rheumatoid Arthritis/Juvenile Arthritis	Approved
Regeneron	Autoinflammatory Rash/Fever(FCAS)/Fever	Approved
Tsumura	Nephritis	Approved
Novartis	Autoimmune Disease/Cardiovascular	Approved/Phase 3
Eleven Biotherapeutics	Dry Eye Disease/AllergicConjunctivitis	Phase 3/Phase 2
XBiotech	Colorectal Cancer/Acne	Phase 3/Phase 2
Xoma	Opthalmic Inflammation/Diabetes	Phase 3/Phase 2
Array BioPharma	Cancer	Phase 3/Phase 2/Phase 1
AbbVie	Osteoarthritis/ Rheumatoid Arthritis	Phase 2/Preclinical
AB2 Bio	Adult-Onset Inflammatory Disease	Phase 2
Italfarmaco	Juvenile Arthritis/Muscular Dystrophy	Phase 2/Phase 2
TWi Pharmaceuticals	Type 2 Diabetes/Gout/Epidermolysis Bullosa	Phase 2/Phase 2/Preclinical
Biomas	HPV/Macular Degeneration/Fertility	Phase 2/Phase 2/Preclinical
TWi Pharmaceuticals	Rosacea/Cancer Therapy-Induced Skin Rash	Phase 2/Preclinical
Ionis Pharmaeuticals	Cardiovascular Disease	Phase 2/Phase 1
Delenex Therapeutics	Acne/Gout Arthritis/Skin Inflammation	Preclinical
Cantargia	Cancer/Leukaemia	Preclinical
Apexigen	Inflammatory Disease/Diabetes	Preclinical
Affibody	Autoimmune Disease	Preclinical
AnaptysBio	Psoriasis	Preclinical
XL-protein	Rheumatoid Arthritis	Preclinical
Serodus	Type 2 Diabetes	Preclinical
Opsona	Rheumatoid Arthritis/Asthma/Diabetes	Preclinical
Paras Biopharmaceuticals	Rheumatoid Arthritis	Preclinical
Rogne Bioscience	Psoriasis	Preclinical

Multiple indications demonstrating large unmet need

- Many in late stage development
- Several address large diseases with high unmet need

Cross section of large and small size companies

[1] Currently licensed to Swedish Orphan Biovitrum AB for all current indications

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Vision for Future Growth
Leveraging Genetic and Digital Health Platforms


Possible Expansion of Base Business
Revenue
Disease Management Partnering
Engagement Subscriptions
Clinical Testing/Companion Dx
PerioPredict Base Business
Time

Key
- Genetics Platform
- Digital Health Platform
- Both Platforms

INTERLEUKIN GENETICS

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I N T E R L E U K I N G E N E T I C S Page 23 Broad IP Protects Tests and IL - 1 Pathway Patent Family Patents Applications US Outside US US Outside US IL - 1 4 Protected through 2027 8 Protected through 2023 1 1 Periodontitis 1 Protected through 2033 3 1 9 Cardiovascular 2 2 Osteoarthritis 2 4 2 4 Weight Management 9 1 11

Goals and Milestones for 2016

PerioPredict Commercial Traction	✓ Initial contracts with employers • First pilot with insurance carrier • Population health initiative with government entity (ex-US)
Commercial Capabilities	✓ Add key commercial staff - Chief Commercial Officer, National Account Directors, Marketing • Launch relationship management platform
Evidence Building	• Data/publication from ongoing study supporting utility in CVD & T2D ✓ Clinical Advisory Board advocacy • Patient engagement study
Other	• Clinical trial testing deals that could lead to CDx products • Partnership with cardiac specialty testing labs • In-license of additional inflammation-testing technologies

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INTERLEUKIN GENETICS

Interleukin Genetics Value Drivers
Making Genetic Insights Actionable

Important Clinical Need

SYSTEMIC INFLAMMATION

- Systemic inflammation drives serious chronic diseases like CVD, diabetes and periodontitis
- IL-1 genetics key component

Actionable Solutions

GENETIC ASSESSMENT

- Turnkey program to manage inflammation through targeted dental care
- Leveraging digital health platform into diabetes disease management
- Test portfolio for CVD, osteoarthritis, other inflammatory diseases

Compelling Value

Up to 8% Annual Savings on Corporate Medical Plan

SAVINGS POTENTIAL

- Potential savings up to 8% of medical spending
- 20 peer reviewed studies, 5 meta analyses

Focused Strategy

DRIVE DEMAND

- Selling focused on large employers and payers who can monetize savings from medical costs
- New business momentum validates business model

Leaders in IL-1 Biology

UNIQUE GENETIC TESTS

- Proprietary assays and algorithms
- Broad IP
- World class Scientific Advisory Board

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I N T E R L E U K I N G E N E T I C S Page 26 Appendix

Scientific Advisory Board



Sir Gordon Duff MD, BM, BCh, FRCP, PhD, Fmed Sci

- Former Chairman (through Dec 2014) of the Medicines and Healthcare Products Regulatory Agency---UK equivalent of U.S. FDA
- Principal, St Hilda's College, Oxford University UK
- Former Florey Professor of Molecular Medicine, University of Sheffield
- More than 300 publications in the fields of inflammation, cytokine biology, and genetics
- Knighted in 2007 for contributions to medicine



Geoffrey S. Ginsburg MD, PhD

- Founding Director, Center for Applied Genomics & Precision Medicine, Duke University
- Professor of Medicine, Pathology and Biomedical Engineering, Duke University.
- Board of Directors, Alere, Inc.
- More than 250 publications in the fields of genomics and personalized medicine
- Leader in clinical translation of genomic information



Peter Libby MD

- Mallinckrod Professor of Medicine; Chief, Cardiovascular Medicine; Brigham & Women's Hospital Harvard Medical School
- More than 550 publications in the fields of inflammation and atherosclerotic cardiovascular diseases
- Numerous awards and recognitions for research accomplishments including the Distinguished Scientist Award, American College of Cardiology in 2006



Steven Offenbacher DDS, PHD, MMSC

- WR Kenan Jr Distinguished Professor, Director, Center for Oral and Systemic Diseases; Chairman, Department of Periodontology, University of North Carolina
- More than 300 publications which helped establish the role of periodontal disease in adverse pregnancy outcomes and other systemic diseases
- Numerous awards and recognitions for research accomplishments including the Norton Ross Award for clinical research



Jose Ordovas PhD

- Professor of Genetics, Tufts University Sackler School of Graduate Biomedical Sciences
- Director of the Nutrition & Genomics Lab, Jean Mayer USDA Human Nutrition Research Center on Aging, Tufts University
- More than 650 publications in the field of genomics, nutrition, and cardiovascular disease

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Clinical Advisory Board



Sir Gordon Duff MD, BM, BCh, FRCP, PhD, Fmed Sci

- Principal, St Hilda's College, Oxford University UK and Former Florey Professor of Molecular Medicine, University of Sheffield
- 300+ publications



Professor Gary Armitage, DDS

- R. Earl Robinson Distinguished Professor of Periodontology at University of California San Francisco.
- 100+ publications



Iain Chapple, PhD. BDS. FDSRCPS, FDSRCS

- Professor of Periodontology and Head of the School of Dentistry at the University of Birmingham UK.
- 150+ publications



William Giannobile, D.D.S., D. Med. Sc.

- Najjar Endowed Professor & Chair, Department Periodontics and Oral Medicine,University of Michigan School of Dentistry and Professor of Biomedical Engineering
- 120+ publications



Steven Offenbacher DDS, PHD, MMSC

- WR Kenan Jr Distinguished Professor; Director, Center for Oral and Systemic Diseases; Chairman, Department of Periodontology, University of North Carolina
- 300+ publications



Panos N. Papapanou DDS, PhD

- Professor and Director of the Division of Periodontics, and Chairman of the Section of Oral, Diagnostic and Rehabilitation Sciences, at the College of Dental Medicine, Columbia University, New York, USA.
- 125 + publications



Mariano Sanz, MD, DDs, Dr Med, DrHC

- Professor of Periodontology and Director of the Postgraduate Program: at the Faculty of Odontology University Complutense of Madrid, Spain
- 250 + publications

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